Exhibit 99

Provident New York Bancorp Announces Fiscal Second Quarter 2009 Earnings Increase 7.7%

MONTEBELLO, N.Y.--(BUSINESS WIRE)--April 20, 2009--Provident New York Bancorp (NASDAQ-Global Select Market: PBNY), the parent company of Provident Bank, today announced second-quarter results for the fiscal year ending Sept. 30, 2009. Net income for the quarter was $5.5 million, or $0.14 per diluted share, compared to net income of $5.1 million, or $0.13 per diluted share for the second quarter of fiscal 2008. Net income for the six months ended March 31, 2009 was $11.8 million, or $0.30 per diluted share, compared to $11.0 million, or $0.28 per diluted share for the same period in 2008.

President’s Comments

“I am pleased to report that our earnings for the past six months and the last quarter exceed the previous periods, albeit, with support from security gains. As seen in our financial report, our customers are being impacted by the ongoing downturn in the economy,” said George Strayton, President and CEO. “Our financial strength remains solid, as evidenced by our strong capital ratios, high levels of liquidity and continued good credit quality.

“The prolonged economic downturn continues to put a strain on the ability of some customers to meet their loan obligations, which is reflected in the increase in charge-offs during the second quarter. These charge-offs continue to be centered in the small business loan portfolio. As expected, the Acquisition, Development and Construction (ADC) loan portfolio continues to be stressed as a reflection of the slowness in the housing market, pushing up the “non performing loans” total to 1.5 percent of loans, a ratio still reflective of a quality loan portfolio.

“In recognition of those increases Provident added to the “allowance for loan losses” to cover this uptick. Just as importantly we are actively working with each borrower to bring projects to successful conclusions. The residential and consumer loan portfolios are performing extremely well, as is the investment portfolio.”

Key items for the quarter include:

  The Bank is well capitalized with a Tier 1 risk-based capital ratio at 12.41 percent, total risk-based capital ratio at 13.80 percent and its leverage ratio at 8.50 percent.
  Net charge-offs increased to $4.3 million (0.99 percent of average loans on an annualized basis) compared to $2.0 million in the prior linked quarter and $1.9 million for the quarter ended March 31, 2008, due primarily to the performance of the community business loan portfolio.
  Loan-loss provision increased by $4.1 million and $4.6 million over the second quarter of fiscal 2008 and the linked quarter respectively, to $7.1 million ($2.8 million in excess of net charge-offs). Allowance for loan losses increased to $26.4 million, or 1.52 percent of loans outstanding and 100 percent of non-performing loans.
  Realized gains on sales of securities were $6.1 million for the three months ended March 31, 2009 compared to $1.0 million for the same period in 2008 and $331,000 for the linked quarter ending December 31, 2008.
  Net interest margin on a fully tax-equivalent basis was 3.80 percent for the second quarter of fiscal 2009 as compared to 3.89 percent for the second quarter of fiscal 2008 and 4.0 percent for the linked quarter.
  Deposits grew $110.6 million as a result of an influx of deposits during the quarter. Transaction accounts were $598.1 million at March 31, 2009, compared to $594.6 million at December 31, 2008. Savings accounts and Municipal money market deposit accounts grew $20.4 million and $126.7 million respectively over December 31, 2008 levels.
  Loans outstandings were relatively unchanged during the second quarter of fiscal 2009. The commercial and consumer portfolios grew, while the residential mortgage portfolio declined primarily due to new loan originations being sold into the secondary market.

Capital and Liquidity

Provident Bank remained well-capitalized with excellent liquidity in the second quarter. We continued to build capital during fiscal 2009, with the Bank’s leverage ratio increasing to 8.50 percent. The Company’s tangible capital as a percent of tangible assets increased to 9.11 percent as of March 31, 2009, while its tangible book value improved to $6.37 from $5.78 at September 30, 2008. Total capital increased $22.2 million from September. 30, 2008, to $421.4 million at March 31, 2009, due to a $6.3 million increase in the Company’s retained earnings to $145.1 million and a $13.1 million improvement in accumulated other comprehensive income, after realizing security gains in the quarter of $6.1 million. There were no open market stock repurchases during the second quarter of fiscal 2009.

“It is important to reiterate that we elected not to participate in the U.S. Treasury Department’s Capital Purchase Program due to our strong capital levels,” said Strayton. “We have the financial capacity to continue being a major lender in the Hudson Valley, and we remain committed to maintaining and expanding our lending programs to benefit our customers and community. I am also pleased to report the generation of $242 million in new loans for the fiscal year to date evidencing our continued support to our local communities with credit as we have done for over the past 120 years.”

As a result of the diminished liquidity in the credit markets, the Bank focused on increasing its liquidity, which has strengthened the balance sheet and resulted in a minor compression on net interest margin in the current quarter. The Bank issued $51.5 million in senior unsecured debt under the FDIC’s Temporary Liquidity Guarantee Program. In addition to supporting the Company’s strong capital and liquidity positions, it enables the Bank to better serve its local communities through increased lending to creditworthy borrowers. As of March 31, 2009 the Bank maintained $107.7 million in cash at the Federal Reserve Bank compared to $6.7 million at September 30, 2008 for enhanced liquidity purposes. Further, the Bank had no outstanding overnight borrowings under its $200 million line of credit facility with the Federal Home Loan Bank. The Company’s high quality investment portfolio consists primarily of securities issued by U.S. Government Sponsored Agencies and general obligations of municipalities and provides an additional source of liquidity.

Credit Quality

Net charge-offs for the quarter were $4.3 million (0.99 percent of average loans, on an annualized basis), compared to $2.0 million in the prior linked quarter and $1.9 million for the quarter ended March 31, 2008. Net charge-offs of $3.1 million were in the community business loan portfolio which continues to be impacted by the ongoing sluggishness of the economy, on average outstandings of $106.4 million. Write downs in the ADC portfolio totaled $700,000.

The Company’s loan-loss provision was $7.1 million in the second quarter, $2.8 million in excess of net charge-offs. This resulted in an increase in the allowance for loan losses to $26.4 million, or 1.52 percent of loans outstanding, and 100 percent of non-performing loans. The primary reasons for increasing the allowance for loan losses continues to be related to the general economic slowdown.

Nonperforming loans increased $8.4 million in the second quarter to $26.4 million compared to $18.0 million at December 31, 2008, of this total, ADC loans comprising four borrowers were $7.8 million of this increase. This rise is primarily due to ongoing stress in the Bank’s construction portfolio resulting from the stagnant housing and real estate markets. The Bank’s coverage ratio of nonperforming loans declined from 131 percent at December 31, 2008, to 100 percent at March 31, 2009.

The table below outlines those non-performing loans, at March 31, 2009, which are secured by real property, by category with the related loan to value ratios and specific reserves against such loans:

				LTV after
	Book		Specific	Specific
Loans with Specific Reserves	Value	LTV*	Reserve	Reserve
ADC	$9,727	99%	$1,729	81%
Commercial mortgage	2,088	72	482	56
Residential mortgage	1,858	81	376	73
Non-mortgage loans	104	-	43	-

Loans with out Specific Reserves
ADC	2,049	79	-	79
Commercial mortgage	4,548	57	-	57
Residential Mortgage	4,980	53	-	53
Non-mortgage loans	1,074	-	-	-
Total non-performing loans	$26,428		2,630
General reserves			23,807
Total allowance for loan losses			$26,437

*LTV is the gross loan value plus negative escrows (before specific reserves) divided by current appraised value of the collateral securing the loan.

Other real estate owned in the second quarter totaled $1.8 million, unchanged over the end of the previous linked quarter and an increase compared to $138,000 at March 31, 2008.

Net Interest Income and Margin

Second quarter fiscal 2009 compared with second quarter fiscal 2008

Net interest income was $23.6 million for the second quarter of fiscal 2009, a $394,000 increase from the same quarter of fiscal 2008. The net interest margin on a tax-equivalent basis was 3.80 percent for the second quarter of fiscal 2009, compared to 3.89 percent for same period a year ago. The year-over-year comparison reflects the impact of the cuts in the federal funds target rate totaling two percent. As a result, the yield on loan balances declined 100 basis points. For the same period, the cost of interest-bearing deposits decreased 104 basis points to 1.30 percent, and the cost of borrowings decreased 7 basis points to 3.71 percent, reflecting the carry cost of term borrowings outstanding. The tax-equivalent yield on investments decreased 2 basis points compared to the same quarter in 2008.

Second quarter fiscal 2009 compared with linked quarter ended December 31, 2008

Net interest income for the quarter ended March 31, 2009, decreased $1.4 million from the quarter ended December 31, 2008. The tax-equivalent net interest margin decreased 20 basis points from 4.0 percent for the same period. During the quarter the Bank sold $164.6 million in securities and purchased $147.5 million. The overall yield of the investment portfolio declined 8 basis points at March 31, 2009. Further, the excess proceeds from the sales over purchases plus normal principal payments have been kept liquid at the Federal Reserve, earning 25 basis points on an average balance of $66.4 million. The $51.5 million debt issued with FDIC backing allowed the Bank to reduce its borrowings with the Federal Home Loan Bank. The combination of these two items significantly enhanced the liquidity position of the Bank, but led to a 14 basis point reduction in net interest margin compared to the linked quarter.

Year-to-date comparison fiscal 2009 to fiscal 2008

On a year-to-date basis, net interest income increased $3.1 million for the six-month period ended March 31, 2009, as compared to the same period in 2008, with the tax equivalent net interest margin increasing from 3.82 percent to 3.90 percent.

Noninterest Income

Second quarter fiscal 2009 compared with second quarter fiscal 2008

Noninterest income increased to $11.1 million from $5.8 million in the second quarter of fiscal 2008 to the second quarter of fiscal 2009. The increase was due to gains of approximately $5.1 million resulting from the Company’s decision to realize a portion of the recent appreciation in its security portfolio. The Company may realize further gains from its security holdings, if conditions justify such action. The increase also was due to gains on the sale of loans in the second quarter of $290,000. The Bank is selling current loan originations in the secondary market to control interest rate risk. Fee income was stable in the second quarter.

Second quarter fiscal 2009 compared with linked quarter ended December 31, 2008

Noninterest income increased on a linked-quarter basis, due to high levels of securities gains realized and gains on sales of loans in the second quarter of fiscal 2009.

Year-to-date comparison fiscal 2009 to fiscal 2008

Noninterest income increased compared to the same period in 2008. Increases were driven primarily by gain on sale of securities with smaller contributions from deposit fees and service charges as well as proceeds from the sale of premises. Modest declines were seen in investment management fees as the market value of assets under management declined.

Noninterest Expense

Second quarter fiscal 2009 compared with second quarter fiscal 2008

The Company remained focused on controlling operating expenses. Noninterest expense increased by $1.2 million, or 6.09 percent, over the second quarter of fiscal 2008, primarily due to increased pension and medical expense totaling $443,000 as well as increased FDIC assessments of $569,000.

Second quarter fiscal 2009 compared with linked quarter ended December 31, 2008

On a quarter-to-quarter basis, non-interest expense increased 4.37 percent primarily due to costs associated with advertising and promotion, professional fees and FDIC assessments. Normal salary increases effective January 2009 and the increase in staffing for the White Plains office were offset by lower levels of incentive compensation accruals during the period.

Year-to-date comparison fiscal 2009 to fiscal 2008

Noninterest expense increased by $2.3 million, or 6.11 percent, over the same period in 2008, primarily in the areas of compensation and benefits (especially pension and medical expense increases of $827,000) and FDIC assessments that increased by $800,000.

Income Taxes

The Company’s effective tax rate was 26.88 percent for the second quarter of fiscal 2009 and 28.10 percent for the second quarter of fiscal 2008. For the linked quarter ended December 31, 2008, the Company’s effective tax rate was 30.73 percent.

Key Balance Sheet Changes at March 31, 2009 compared to September 30, 2008

  Net loan balances were essentially flat in the fiscal second quarter of 2009, reflecting the stagnant economy. Residential loans declined $16.5 million, as the Company is selling its residential fixed rate conforming loan originations into the secondary market. Gross loans totaled $1.74 billion, compared to $1.65 billion in the year-ago period.
  Securities decreased $44.5 million to $790.2 million, as the Company sold securities with market gains to improve liquidity.
  Deposit flows were strong as a result of an influx of funds that came into the Bank during the second quarter. Period-end deposits increased $19.6 million at March 31, 2009, as compared to September 30, 2008 due to increases in savings, certificates of deposits and municipal money market deposits offset by seasonal declines in municipal transaction accounts.

Additional Information

  The sharp rise in FDIC insurance premiums during the year added $800,000 to the Company’s noninterest expense during fiscal 2009. The FDIC has announced plans to impose a special assessment on insured banks of 20 basis points in addition to regular insurance premiums. If this assessment occurs, the potential impact would be approximately a $4 million increase in noninterest expense in the fiscal third quarter of 2009.
  The Company holds $464.4 million in mortgage backed securities issued by FHLMC and FNMA. The Company also holds approximately $9.5 million in private label CMO pass through securities, all of which are performing at March 31, 2009, with an amortized cost of $12.8 million.
  The Company opened a new facility in White Plains, Westchester County, New York. This facility will serve primarily to originate and service commercial customers.

About Provident New York Bancorp

Headquartered in Montebello, New York, Provident New York Bancorp is the parent company of Provident Bank, an independent full-service community bank. Provident Bank operates 34 branches that serve the Hudson Valley region and Bergen County, New Jersey. The Bank offers a complete line of commercial, retail and investment management services. For more information, visit the Company’s web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident New York Bancorp and Subsidiaries CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION (unaudited, in thousands, except share and per share data)
	March 31,	September 30,	March 31,
	2009	2008	2008
Assets:

Cash and due from banks	$139,190	$125,810	$44,627
Total securities	790,225	834,701	837,268
Loans held for sale	3,918	189	-
Loans:
One- to four-family residential mortgage loans	496,862	513,381	505,727
Commercial real estate, commercial business and construction loans	985,361	969,432	905,425
Consumer loans	253,284	248,740	242,486
Total loans, gross	1,735,507	1,731,553	1,653,638
Allowance for loan losses	(26,437)	(23,101)	(21,413)
Total loans, net	1,709,070	1,708,452	1,632,225
Federal Home Loan Bank stock, at cost	23,407	28,675	32,953
Premises and equipment, net	37,759	36,716	33,504
Goodwill	160,861	160,861	161,214
Other amortizable intangibles	6,533	7,674	8,921
Bank owned life insurance	48,654	47,650	41,680
Other assets	35,084	33,643	31,114
Total assets	$2,954,701	$2,984,371	$2,823,506
Liabilities:
Deposits
Demand deposits	$365,290	$487,890	$342,027
NOW deposits	232,780	332,904	186,116
Total transaction accounts	598,070	820,794	528,143
Savings	356,585	335,986	341,210
Money market deposits	426,120	306,504	300,836
Certificates of deposit	627,991	525,913	551,912
Total deposits	2,008,766	1,989,197	1,722,101
FHLB Borrowings	438,646	566,008	664,115
Borrowings Senior Debt (FDIC guaranteed)	51,493	-	-
Mortgage escrow funds and other	34,390	30,008	29,127
Total liabilities	2,533,295	2,585,213	2,415,343
Stockholders’ equity	421,406	399,158	408,163
Total liabilities and stockholders’ equity	$2,954,701	$2,984,371	$2,823,506

Shares of common stock outstanding at period end	39,876,754	39,815,213	40,086,491
Book value per share	$10.57	$10.03	$10.18

Provident New York Bancorp and Subsidiaries CONSOLIDATED CONDENSED STATEMENTS OF INCOME (unaudited, in thousands, except share and per share data)
			Quarter
	Quarter Ended		Ended	Six Months Ended
	March 31,		Dec 31,	March 31,
	2009	2008	2008	2009	2008
Interest and dividend income:
Loans and loan fees	$23,859	$26,840	25,827	49,686	55,471
Securities taxable	7,533	8,093	7,893	15,426	16,009
Securities non-taxable	1,910	1,706	1,854	3,764	3,340
Other earning assets	284	726	297	581	1,390
	33,586	37,365	35,871	69,457	76,210
Interest expense:
Deposits	5,274	7,785	5,807	11,081	16,708
Borrowings	4,677	6,339	5,018	9,695	13,887
Total interest expense	9,951	14,124	10,825	20,776	30,595
Net interest income	23,635	23,241	25,046	48,681	45,615
Provision for loan losses	7,100	3,000	2,500	9,600	3,700
Net interest income after provision for loan losses	16,535	20,241	22,546	39,081	41,915

Non-interest income:
Deposit fees and service charges	3,035	3,061	3,138	6,173	6,083
Net gain on sales of securities	6,093	961	331	6,424	961
Title insurance fees	201	76	212	413	345
Bank owned life insurance	492	428	513	1,005	862
Gain on sale of premises and equipment	-	-	517	517	-
Investment management fees	599	729	608	1,207	1,492
Other	703	498	452	1,155	969
Total non-interest income	11,123	5,753	5,771	16,894	10,712

Non-interest expense:
Compensation and benefits	9,857	9,061	9,711	19,568	17,691
Stock-based compensation plans	825	924	857	1,682	1,920
Occupancy and office operations	3,218	3,294	3,079	6,297	6,219
Advertising and promotion	1,024	828	826	1,850	1,695
Professional fees	876	892	706	1,582	1,775
Data and check processing	598	694	565	1,163	1,267
Amortization of intangible assets	557	662	584	1,141	1,352
FDIC insurance and regulatory assessments	769	200	431	1,200	400
ATM/debit card expense	470	455	518	988	956
Other	1,882	1,914	1,958	3,840	3,771
Total non-interest expense	20,076	18,924	19,235	39,311	37,046

Income before income tax expense	7,582	7,070	9,082	16,664	15,581
Income tax expense	2,038	1,987	2,791	4,829	4,604
Net income	$5,544	$5,083	$6,291	$11,835	$10,977

Per common share:
Basic earnings	$0.14	$0.13	$0.16	$0.30	$0.28
Diluted earnings	0.14	0.13	0.16	0.30	0.28
Dividends declared	0.06	0.06	0.06	0.12	0.12
Weighted average common shares:
Basic	38,627,212	38,847,528	38,583,580	38,605,156	39,160,462
Diluted	38,811,114	39,214,041	38,818,569	38,813,879	39,530,429

Selected Financial Condition Data:	Three Months Ended
(in thousands except share and per share data)	03/31/09	12/31/08	09/30/08	06/30/08	03/31/08
End of Period
Total assets	$2,954,701	$2,921,551	$2,984,371	$2,850,554	$2,823,506
Loans, gross (1)	1,735,507	1,746,605	1,731,553	1,687,851	1,653,638
Securities available for sale	739,595	795,017	791,688	777,161	801,784
Securities held to maturity	50,630	50,561	43,013	41,442	35,484
Bank owned life insurance	48,654	48,163	47,650	47,135	41,680
Goodwill	160,861	160,861	160,861	160,861	161,214
Other amortizable intangibles	6,533	7,090	8,329	8,966	9,633
Other non-earning assets	72,843	66,072	67,318	71,108	63,906
Deposits	2,008,766	1,898,142	1,989,197	1,775,720	1,722,101
Borrowings	490,139	566,519	566,008	635,596	664,115
Equity	421,406	416,998	399,158	401,141	408,163
Other comprehensive income / (loss) (SFAS 115), reflected in stockholders' equity	6,977	6,597	(5,892)	(2,708)	5,638
Average Balances
Total assets	$2,961,719	$2,907,948	$2,867,613	$2,822,885	$2,813,448
Loans, gross:
Real estate- residential mortgage	504,406	510,386	513,016	510,383	500,930
Real estate- commercial mortgage	551,011	553,483	552,930	528,308	530,267
Real estate- Acquisition, Development & Construction	185,911	176,135	159,698	150,900	153,816
Commercial and industrial	248,047	246,913	244,537	229,122	219,782
Consumer loans	254,216	249,738	241,776	240,488	243,552
Loans total (1)	1,743,591	1,736,655	1,711,957	1,659,201	1,648,347
Securities (taxable)	623,470	647,414	629,322	653,292	661,947
Securities (non-taxable)	197,786	189,316	183,115	177,933	168,968
Total earning assets	2,632,350	2,582,405	2,535,187	2,503,004	2,494,913
Non earning assets	329,369	325,543	332,426	319,881	318,535
Non-interest bearing checking	365,971	380,021	379,679	357,515	370,843
Interest bearing NOW accounts	241,190	231,807	198,621	189,629	169,187
Total transaction accounts	607,161	611,828	578,300	547,144	540,030
Savings (including mortgage escrow funds)	352,199	347,826	371,499	364,763	342,412
Money market deposits	405,221	304,346	302,205	311,120	267,310
Certificates of deposit	646,527	595,595	539,269	545,413	561,935
Total deposits and mortgage escrow	2,011,108	1,859,595	1,791,273	1,768,440	1,711,687
Total interest bearing deposits	1,645,137	1,479,574	1,411,594	1,410,925	1,340,844
Borrowings	511,340	628,988	655,281	629,325	675,150
Equity	417,652	401,104	402,314	405,692	405,326
Selected Operating Data:
Condensed Tax Equivalent Income Statement
Interest and dividend income	$33,586	$35,871	$36,706	$36,066	$37,365
Tax equivalent adjustment*	1,029	998	951	929	918
Interest expense	9,951	10,825	11,169	11,878	14,124
Net interest income (tax equivalent)	24,664	26,044	26,488	25,117	24,159
Provision for loan losses	7,100	2,500	2,100	1,400	3,000
Net interest income after provision for loan losses	17,564	23,544	24,388	23,717	21,159
Non-interest income	11,123	5,771	5,306	5,024	5,753
Non-interest expense	20,076	19,235	19,499	18,955	18,924
Income before income tax expense	8,611	10,080	10,195	9,786	7,988
Income tax expense (tax equivalent)*	3,067	3,789	3,700	3,480	2,905
Net income	$5,544	$6,291	$6,495	$6,306	$5,083
(1) Does not reflect allowance for loan losses of $26,437, $23,645, $23,101, $22,001, and $21,413
* Tax exempt income assumed at a 35% federal rate

	Three Months Ended
	03/31/09	12/31/08	09/30/08	06/30/08	03/31/08
Performance Ratios (annualized)
Return on Average Assets	0.76%	0.86%	0.90%	0.90%	0.73%
Return on Average Equity	5.38%	6.22%	6.42%	6.25%	5.04%
Non-Interest Income to Average Assets	1.52%	0.79%	0.74%	0.72%	0.82%
Non-Interest Expense to Average Assets	2.75%	2.62%	2.71%	2.70%	2.71%
Operating Efficiency Adjusted (2)	65.7%	60.2%	59.4%	60.8%	63.1%
Analysis of Net Interest Income
Yield on:
Loans	5.63%	5.98%	6.25%	6.30%	6.63%
Investment Securities- Tax Equivalent	5.17%	5.09%	5.19%	5.18%	5.19%
Earning Assets- Tax Equivalent	5.33%	5.66%	5.91%	5.94%	6.17%
Cost of:
Interest Bearing Deposits	1.30%	1.56%	1.54%	1.76%	2.34%
Borrowings	3.71%	3.17%	3.47%	3.64%	3.78%
Interest Bearing Liabilities	1.87%	2.04%	2.15%	2.34%	2.82%
Net Interest Tax Equivalent:
Net Interest Rate Spread- Tax Equivalent Basis	3.46%	3.63%	3.76%	3.60%	3.35%
Net Interest Margin- Tax Equivalent Basis	3.80%	4.00%	4.16%	4.04%	3.89%
Capital Information Data
Tier 1 Leverage Ratio- Bank Only	8.50%	8.32%	8.01%	8.32%	8.14%
Tier 1 Risk-Based Capital- Bank Only	236,089	228,697	226,054	223,391	215,420
Total Risk-Based Capital- Bank Only	262,526	252,342	249,155	245,392	236,833
Tangible Capital Consolidated	254,012	249,047	229,968	231,314	237,316
Tangible Capital as a % of Tangible Assets Consolidated	9.11%	9.04%	8.17%	8.63%	8.95%
Shares Outstanding	39,876,754	39,832,857	39,815,213	39,839,335	40,086,491
Shares Repurchased during qrtr (open market)	-	13,301	-	306,443	147,514
Basic weighted common shares outstanding	38,627,212	38,583,580	38,589,361	38,719,917	38,847,528
Diluted common shares outstanding	38,811,114	38,818,569	38,893,860	39,110,353	39,214,041
Per Common Share:
Basic Earnings	$0.14	$0.16	$0.17	$0.16	$0.13
Diluted Earnings	0.14	0.16	0.17	0.16	0.13
Dividends Paid	0.06	0.06	0.06	0.06	0.06
Book Value	10.57	10.47	10.03	10.07	10.18
Tangible Book Value	6.37	6.25	5.78	5.81	5.92
Asset Quality Measurements
Non-performing loans (NPLs): non-accrual	$21,567	$13,486	$13,589	$9,595	$9,014
Non-performing loans (NPLs): still accruing	4,861	4,561	3,289	4,647	4,536
Non-performing assets (NPAs)	28,202	19,821	16,962	14,380	13,688
Net Charge-offs	4,308	1,957	1,001	812	1,912
Net Charge-offs as % of average loans (annualized)	0.99%	0.45%	0.23%	0.20%	0.46%
NPLs as % of total loans	1.52%	1.03%	0.97%	0.84%	0.82%
NPAs as % of total assets	0.95%	0.68%	0.57%	0.50%	0.48%
Allowance for loan losses as % of NPLs	100%	131%	137%	154%	158%
Allowance for loan losses as % of total loans	1.52%	1.35%	1.33%	1.30%	1.29%

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis. Moreover, most financial institutions, in calculating the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non interest expense) and security transactions and other non-recurring items (excluded from noninterest income). We follow these practices.

CONTACT:
Provident Bank
Paul A. Maisch, EVP & Chief Financial Officer
or
Miranda Grimm, VP & Controller
845-369-8040